Exhibit T3T

FORM OF EXCHANGE AGREEMENT1

This Agreement (this “Agreement”) is entered into as of [•], 2012 by and between ON Semiconductor Corporation, a Delaware corporation (the “Company”), and [•], a [•] (the “Holder”), as the lawful owner of $[•] aggregate principal amount (the “Old Notes”) of the Company’s 2.625% Convertible Senior Subordinated Notes due 2026 (CUSIP 682189AG0) (the “Outstanding Notes”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the indenture relating to the Outstanding Notes.

RECITALS

The Company has determined that it is in the best interests of the Company to exchange the Holder’s Old Notes for new 2.625% Convertible Senior Subordinated Notes due 2026, Series B of the Company (CUSIP 682189AH8) (the “New Notes”) having terms as set forth in Exhibit A-1 that are substantially similar to the terms of the Outstanding Notes except as set forth in Exhibit A-2 hereto, in an amount (the “New Note Amount”) equal to the principal amount of the Old Notes and to cancel the Holder’s Old Notes in accordance with the terms hereof (the “Exchange”).

A. The New Notes shall be issued pursuant to that certain Indenture, dated as of December 15, 2011, among the Company, the subsidiary guarantors described therein (the “Guarantors”), Deutsche Bank Trust Company Americas (the “Trustee”), as trustee, paying agent, conversion agent, transfer agent and registrar (the “Indenture”), attached hereto as Exhibit C.

B. In December 2011, the Company exchanged approximately $200 million of Outstanding Notes for an equal aggregate principal amount of New Notes and cash consideration (the “December 2011 Series B Notes”). The Indenture is being reopened to issue additional New Notes with the same terms, CUSIP number and other provisions as the December 2011 Series B Notes originally issued under the Indenture in December 2011 and that will be fungible with the December 2011 Series B Notes for U.S. federal income tax purposes.

C. The Holder wishes to exchange the Old Notes for New Notes on the terms and subject to the conditions described herein.

AGREEMENT

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1. Exchange of the Old Notes. Subject to the satisfaction of the conditions set forth in Section 6 and Section 7 below, on the Closing Date (as defined below), the Holder shall deliver to Deutsche Bank Trust Company Americas, as trustee for the Outstanding Notes, such of

[1]	The actual Exchange Agreement executed with each holder may differ from this form and may differ from any form executed with any other holder.

the Holder’s Old Notes duly and validly endorsed for transfer and assignment to the Company or its order (in a form satisfactory to the Company) in exchange for (i) New Notes having an aggregate principal amount equal to the New Note Amount in accordance with the terms hereof, and (ii) such other consideration as may be listed on Schedule I hereto. Delivery of Old Notes by the Holder shall be by book-entry transfer through the facilities of the Depository Trust Company (“DTC”) as set forth in Exhibit B hereto.

2. Issuance of New Notes. Subject to the satisfaction of the conditions set forth in Section 6 and Section 7 below, the Company shall cause the Trustee to credit the DTC account(s) as set forth in Exhibit B hereto (or such other DTC account as the Holder may in writing direct) with New Notes having an aggregate principal amount equal to the New Note Amount against delivery to the Company of the Holder’s Old Notes set forth in Section 1 above.

3. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. Eastern Standard Time or such other times as the parties agree upon, on the second business day or such other date as the parties agree upon after the last of the conditions to Closing set forth in Section 6 and Section 7 herein (other than conditions that by their terms can only be satisfied on the Closing Date) have been satisfied or waived by the party entitled to waive the same or on any such other date as to which the parties mutually agree in writing (the “Closing Date”).

4. Representations and Warranties of the Company

a. Authorization; Issuance; Enforcement. (i) Each of the Company and the Guarantors have all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to issue the New Notes and the guarantees thereof in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it and the Guarantors of the transactions contemplated hereby (including, without limitation, the execution of the Indenture, issuance of the New Notes and guarantees with respect thereto, and the issuance of shares of the Company’s common stock upon conversion of the New Notes) have been duly authorized by all necessary corporate action on the part of the Company and the Guarantors, and (iii) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

b. Form T-3. An application on Form T-3 under the Trust Indenture Act, relating to the Indenture (the “Form T-3”) has been filed with the Securities and Exchange Commission (the “SEC”).

c. New Note Indenture. The Indenture shall be duly and validly qualified under the Trust Indenture Act, and substantially in the form of Exhibit C hereto.

d. Compliance with Securities Laws. The transactions contemplated hereby do not contravene any applicable securities laws and the rules and regulations promulgated thereunder, including Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

e. No Default. To the knowledge of the Company, no Event of Default (as defined in the Outstanding Notes) is continuing as of the date hereof.

f. Due Incorporation. The Company is a company duly organized and is existing in good standing under the laws of the State of Delaware; the Guarantors are duly organized and are existing in good standing under the laws of their respective jurisdictions of formation.

g. Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation or the Bylaws of the Company or the organizational documents of any Guarantor or (ii) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or a Guarantor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any Guarantor or by which any property or asset of the Company or any Guarantor is bound or affected, except with respect to clauses (ii) or (iii) for any defaults, accelerations, terminations, amendments, cancellations or violations that will not have a material adverse effect on the financial condition or business of the Company and its consolidated subsidiaries, considered as a whole.

h. SEC Filings. The Company’s Annual Report on Form 10-K most recently filed with the SEC and all subsequent reports (the “Company Reports”) which have been filed by the Company with the SEC pursuant to Section 13(a) under the Exchange Act when filed, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5. Representations and Warranties of the Holder

a. Title to Outstanding Notes. The Holder has valid, legal and marketable title to the Old Notes and to all of the rights afforded thereunder, free and clear of any and all liens or adverse claims whatsoever. As of the Closing Date, the Holder shall not have assigned, conveyed or transferred any interest whatsoever (contingent or otherwise) in the Old Notes. Upon delivery of the Old Notes by the Holder to the Company, the Company will acquire valid, legal and marketable title to the Old Notes free and clear of any and all liens or adverse claims whatsoever.

b. Affiliate and Open Market Purchases. Either (A) the Holder did not directly or indirectly acquire the Old Notes from the Company, or from an Affiliate of the Company, in a transaction or chain of transactions not involving any public offering; or (B) both (i) the Holder is not (and, during the three months preceding the date hereof, has not been), and the Holder will not be on the Closing Date (and, during the three months preceding the Closing

Date, will not have been) a “person” (as defined in Rule 144(a)(2) under the Securities Act) who is an Affiliate of the Company; and (ii) a period (calculated in accordance with Rule 144(d) under the Securities Act) of least one (1) year has elapsed on the date hereof, and will have elapsed on the Closing Date, in each case since the later of the date the Old Notes were acquired from the Company or from an Affiliate of the Company and the full purchase price or other consideration for the Old Notes was paid or given. As used herein. “Affiliate” has the meaning ascribed to it in Rule 144(a)(1) and (2) under the Securities Act.

c. Authorization; Enforcement. The Holder has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary corporate or other action on the part of the Holder. This Agreement has been duly executed and delivered on behalf of the Holder, and constitutes the legal, valid and binding agreement of the Holder, enforceable in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

d. Information. The Holder acknowledges that the Holder has received and reviewed the information set forth in Exhibit A-1 and Exhibit A-2 hereto (Summary of New Notes, The Exchange, Summary of Material Differences Between the Outstanding Notes and the New Notes, Risk Factors and Certain Material U.S. Federal Income Tax Considerations of the Exchange Offer), Exhibit C hereto (Form of Indenture for New Notes), and the Company Reports.

e. Governmental Review. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the New Notes or the Exchange.

f. Investment Considerations. The Holder is in the business of acquiring, disposing of and holding securities, whether as principal or agent. The Holder is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the New Notes. The Holder is able to bear the economic risk of its investment in the New Notes and is presently able to afford the complete loss of such investment and it has been afforded access to information about the Company and its financial condition, results of operations, business, property and management sufficient to enable the Holder to evaluate its investment in the New Notes. The Holder acknowledges that it has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the New Notes. The Holder further acknowledges that it has not relied on the Company or its representatives for any tax advice related to the Exchange and that it has consulted with its own tax advisor with respect to the application of the United States Federal income tax laws to its particular situation as well as any tax consequences of the Exchange and the ownership and disposition of the New Notes and the common stock underlying such New Notes.

g. No Registration. The Holder understands the New Notes have not been and will not be registered under the Securities Act or the securities laws of any state of the United States and that the sale contemplated hereby is being made in reliance on an exemption from such registration pursuant to Section 3(a)(9) of the Securities Act and, as such, the New Notes will be subject to any transfer restrictions applicable to the Old Notes. The Holder has not acted on behalf of the Company.

h. No Solicitation. The Holder was not solicited by anyone on behalf of the Company (other than employees of the Company) to enter into this transaction, and it has not solicited any other holder of the Company’s Outstanding Notes to participate in a similar transaction.

i. No Other Representation. The Holder has not relied upon any verbal or written representation as to fact or otherwise made by or on behalf of the Company, other than as set out herein.

6. Conditions to the Company’s Obligations. The obligations of the Company hereunder are subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that, other than with respect to paragraph (e) and (f) below, these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

a. Delivery of Certificates Representing the Old Notes. The Holder shall have duly and validly transferred and assigned the Old Notes to the Company or its order.

b. Representations and Warranties. The representations and warranties of the Holder shall be true and correct as of the date when made and as of the Closing Date as though made at that time.

c. No Prohibition. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement; no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC.

d. Necessary Filings. The Company shall have made all filings under all applicable federal or state securities laws necessary to consummate the issuance of the New Notes pursuant to this Agreement in compliance with such laws and shall have obtained all authorizations, approvals and permits necessary to consummate the transactions contemplated hereby, and such authorizations, approvals and permits shall be effective as of the Closing Date.

e. Effectiveness of Form T-3. The Form T-3 shall have been declared effective by the SEC and the Indenture shall be qualified under the Trust Indenture Act.

f. Terms and Fungibility of Notes. The Company shall have concluded as required by the Indenture that the New Notes to be issued in the Exchange have the same terms, CUSIP and other provisions as the December 2011 Series B Notes issued in December 2011 under the Indenture and are fungible with the December 2011 Series B Notes for U.S. federal income tax purposes.

7. Conditions to the Holder’s Obligations. The obligations of the Holder hereunder are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that, other than with respect to paragraph (c) and (d) below, these conditions are for the Holder’s sole benefit and may be waived by Holder at any time in its sole discretion:

a. Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time.

b. No Prohibition. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement; no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC.

c. Effectiveness of Form T-3. The Form T-3 shall be declared effective by the SEC and the Indenture shall have been qualified under the Trust Indenture Act.

d. Terms and Fungibility of Notes. The Company shall have concluded that the New Notes to be issued in the Exchange have the same terms, CUSIP and other provisions as the December 2011 Series B Notes issued in December 2011 under the Indenture and are fungible with the December 2011 Series B Notes for U.S. federal income tax purposes.

8. Miscellaneous

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York applicable to agreements made and to be performed in New York (without regard to principles of conflict of laws). Both parties irrevocably consent to the non-exclusive jurisdiction of the United States federal courts and the state courts located in the Borough of Manhattan, City of New York, New York, with respect to any suit or proceeding based on or arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. Both parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Both parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party’s right to serve process in any other manner permitted by law. Both parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

b. Counterparts, Signatures by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

e. Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Holder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties.

f. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

Facsimile: (602) 244-5601

Attention: General Counsel

If to the Holder, the address as set forth on the signature page herein.

Each party shall provide notice to the other party of any change in address.

g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Holder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

h. Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

i. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

k. Termination. If the Company shall conclude that any of the conditions of Section 6 of this Agreement will not be satisfied, it may cause this Agreement to be terminated by giving notice to the Holder of such termination. Upon termination of this Agreement, any Old Notes previously delivered for exchange under this Agreement will be returned to the Holder and no payment of any amount by the Company will be required.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Holder have caused this Agreement to be duly executed as of the date first above written.

ON SEMICONDUCTOR CORPORATION

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

The address for any communications to the Holder pursuant to Section 8(f) herein shall be:

Address:
Facsimile:
Attention:
Email:
Telephone:

SCHEDULE 1

Terms of Exchange

Principal amount of Old Notes to be exchanged: $100,000,000.

Interest2

Additional cash: $[•] [per $1,000 principal amount of Old Notes].

Total additional cash: $[•] for the aggregate principal amount of Old Notes to be exchanged; provided, however, actual payment may be net of certain interest payments, See Note 2 below.

Cash amounts shall be payable to the Holder on or promptly after the Closing Date in accordance with the wire instructions of the Holder set forth in Exhibit B hereto.

[2]	The Company shall pay accrued and unpaid interest on the Old Notes to be exchanged from and including the prior interest payment date to, but excluding, the Closing Date. In addition, Holders shall pay to the Company accrued interest from the last day on which interest was paid on the December 2011 Series B Notes to, but excluding, the Closing Date. Interest on the New Notes will accrue from the last day on which interest was paid on the December 2011 Series B Notes. The accrued and unpaid interest on the Old Notes and the accrued interest since the last day on which interest was paid on the December 2011 Series B Notes may be netted at the Company’s option.

EXHIBIT A-1

SUMMARY OF THE NEW NOTES

2.625% Convertible Senior Subordinated Notes due 2026, Series B

Issuer:	ON Semiconductor Corporation

NASDAQ ticker for common stock:	ONNN

Title of securities:	2.625% Convertible Senior Subordinated Notes due 2026

Single Series:	The New Notes constitute a further issuance of, and are fungible with, the $198,552,000 aggregate principal amount of the issuer’s 2.625% Convertible Senior Subordinated Notes due 2026, Series B issued in December 2011 (the “December 2011 Series B Notes”) and form a single series of debt securities with the December 2011 Series B Notes.

Principal amount per note:	$1,000

Interest rate:	2.625% per annum

Reference price:	$8.04 per share of common stock

Conversion price:	Approximately $10.50 per share of common stock

Conversion rate:	95.2381 shares of common stock per $1,000 aggregate principal amount of convertible senior subordinated notes

Trustee:	Deutsche Bank Trust Company Americas

Interest payment dates:	June 15 and December 15 of each year, beginning December 15, 2012

Maturity:	December 15, 2026

Optional redemption:	Beginning on December 20, 2016, the issuer may redeem the notes, in whole or in part, for cash at a price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Conversion rights:

Holders may freely convert their notes on or after June 15, 2016. Prior to June 15, 2016, holders may convert their notes under any of the following conditions:

•        during the five business-day period immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 103% of the product of the closing sale price of the issuer’s common stock and the conversion rate; or

•        upon the occurrence of specified corporate events described in the indenture.

Repurchase at the option of the holder:	Holders may require the issuer to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes on December 15 of 2016 and 2021, plus accrued and unpaid interest to, but excluding, the repurchase date.

Repurchase at the option of the holder upon a designated event:	If a designated event occurs prior to maturity of the notes, holders may require the issuer to repurchase all or part of their notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. A “designated event” will be deemed to have occurred upon a fundamental change or a termination of trading.

Listing:	None

CUSIP:	682189AH8

ISIN:	US682189AH82

Adjustment to shares delivered upon conversion upon a fundamental change	Upon the occurrence of a fundamental change, a holder may convert the notes based on the adjustments to the conversion rate specified in the following table, which sets forth the hypothetical stock price and number of additional shares issuable per $1,000 principal amount of notes upon conversions in connection with a fundamental change:

	Stock Price
Effective Date	$8.04	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$20.00	$25.00	$30.00	$40.00	$50.00
December 5, 2011	29.1400	29.1400	26.2851	21.7331	18.2066	15.4229	13.1851	11.3823	6.0186	3.5645	2.2553	0.9857	0.4280
December 15, 2012	29.1400	29.1400	25.0251	20.3597	16.7935	14.0197	11.8226	10.0690	5.0490	2.8928	1.7904	0.7559	0.3118
December 15, 2013	29.1400	29.1400	23.0419	18.3072	14.7514	12.0462	9.9531	8.3039	3.8687	2.1264	1.2889	0.5294	0.2049
December 15, 2014	29.1400	26.5993	20.0003	15.2517	11.8013	9.2561	7.3717	5.9497	2.4593	1.3024	0.7898	0.3252	0.1152
December 15, 2015	29.1400	22.0185	15.1641	10.5033	7.3701	5.2484	3.8133	2.8521	0.9960	0.5604	0.3670	0.1564	0.0439
December 15, 2016	29.1400	15.8730	4.7619	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365/366-day year.

In addition, if the stock price is less than $8.04 or in excess of $50.00 per share, subject to adjustment, the issuer is not required to increase the conversion rate.

In no event, however, will the total number of shares issuable upon conversion of a note exceed 124.3781 per $1,000 principal amount of notes, subject to adjustments.

EXHIBIT A-2

THE EXCHANGE, SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE OUTSTANDING

NOTES AND THE NEW NOTES, RISK FACTORS AND CERTAIN MATERIAL U.S. FEDERAL

INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER

THE EXCHANGE

In December of 2011, we entered into that certain Indenture dated as of December 15, 2011, by and among us, Deutsche Bank Trust Company Americas, as trustee, paying agent, conversion agent, transfer agent and registrar and the subsidiary guarantors listed therein (the “Indenture”) and we issued $198,552,000 aggregate principal amount of our 2.625% Convertible Senior Subordinated Notes due 2026, Series B (CUSIP 682189AH8) (the “Series B Notes”) in privately negotiated exchange transactions with certain holders of our outstanding 2.625% Convertible Senior Subordinated Notes due 2026 (CUSIP 682189AG0) (the “Outstanding Notes”). As used herein, the “Company, “we,” “us, or “our,” refers, unless the context requires otherwise, to ON Semiconductor Corporation, as the issuer of the New Notes offered hereby.

We may issue up to $100,000,000 aggregate principal amount of additional Series B Notes (the “New Notes”) in one or more privately negotiated exchange transactions (collectively, the “Exchanges”) with holders of our Outstanding Notes. The New Notes will be issued under the Indenture and will have the same terms, CUSIP number and other provisions as the Series B Notes that were originally issued in December 2011 (the “December 2011 Series B Notes”) and will be fungible with the December 2011 Series B Notes for U.S. federal income tax purposes.

We have filed with the Securities and Exchange Commission (“SEC”) our application on Form T-3 for qualification of the Indenture under the Trust Indenture Act of 1939. The form of Indenture has been filed as an exhibit to Form T-3 (the “Application”). No Exchanges will occur, and no New Notes will be issued, before the Indenture has been qualified.

We have not authorized anyone to provide you with any information or to make any representation not contained in this document or referred to herein. We do not take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. This document may only be used where it is legal to offer or sell the New Notes. The information in this document may only be accurate as of its date.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, to exempt the Exchanges from the registration requirements of the Securities Act. We are also relying on the provisions of Section 18(b) of the Securities Act to exempt the Exchanges from state securities law registration and qualification requirements. We have not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Notes or any shares of common stock that may become issuable upon conversion of the New Notes.

In making a decision in connection with an Exchange, noteholders must rely on their own examination of us and the terms of an Exchange, including the merits and risks involved. Noteholders should not construe the contents of this document as providing any legal, business, financial or tax advice. Each noteholder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning an Exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

August     , 2012

SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE OUTSTANDING

NOTES AND THE NEW NOTES

Set forth below is a summary of the material differences between the Outstanding Notes and the New Notes. Except as set forth below, the New Notes will have the same terms as the Outstanding Notes with respect to conversion, ranking and repurchase at option of holder upon designated events. Please consult the Indenture for a complete description of the New Notes.

	Outstanding Notes	New Notes
Optional Redemption	Beginning on December 20, 2013, we may redeem the notes, in whole or in part, for cash at a price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.	Beginning on December 20, 2016, we may redeem the notes, in whole or in part, for cash at a price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Repurchase at Option of Holder	You may require us to repurchase the notes for cash at a repurchase price equal to 100% of the principal amount of such notes on December 15, 2013, 2016 and 2021, plus accrued and unpaid interest to, but excluding, the repurchase date.	You may require us to repurchase the notes for cash at a repurchase price equal to 100% of the principal amount of such notes on December 15, 2016, and 2021, plus accrued and unpaid interest to, but excluding, the repurchase date.

Right to Convert	Prior to June 15, 2013, the notes are convertible only upon the occurrence of certain specified events. After June 15, 2013, the notes are convertible at any time.	Prior to June 15, 2016, the notes are convertible only upon the occurrence of certain specified events. After June 15, 2016, the notes are convertible at any time.

Adjustment to Shares Delivered Upon Conversion Upon a Fundamental Change	If specified “fundamental changes” occur prior to December 15, 2013, we will increase the conversion rate for a holder who elects to convert its notes in connection with such fundamental change upon conversion in certain circumstances. The reference price is $7.50. No adjustment will be made if the common stock price is greater than $50.00 or less than $7.50. In no event will the shares of common stock issuable upon conversion exceed 133.3333 per $1,000 principal amount of the Old Notes. The additional shares to be issued are based upon the table in Schedule A to the Indenture.	If specified “fundamental changes” occur prior to December 15, 2016, we will increase the conversion rate for a holder who elects to convert its notes in connection with such fundamental change upon conversion in certain circumstances. The reference price is $8.04. No adjustment will be made if the common stock price is greater than $50.00 or less than $8.04. In no event will the shares of common stock issuable upon conversion exceed 124.3781 per $1,000 principal amount of the New Notes. The additional shares to be issued are based upon the table in Schedule A to the Indenture.

The Outstanding Notes were originally issued pursuant to an exemption from registration under Rule 144A under the Securities Act with registration rights. The Outstanding Notes (other than Outstanding Notes held by affiliates of the Company) have become freely tradable under Rule 144 under the Securities Act and because the New Notes will have the same holding periods as the Outstanding Notes, the New Notes (other than any to be issued to affiliates of the Company) will be freely tradable as well.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and in our reports filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before exchanging Outstanding Notes for the New Notes. In particular, we refer you to the disclosure regarding certain risk factors applicable to us and our business in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q filed after that date.

Risks related to the Exchange

If an active trading market for the New Notes does not develop, then the market price of the New Notes may decline or you may not be able to sell your New Notes.

We do not intend to list the New Notes on any securities exchange. If the New Notes are traded, they may trade at a discount, depending on prevailing interest rates, the market for similar securities, the price of our common stock, the performance of our business and other factors. We do not know whether an active trading market will develop for the New Notes. To the extent that an active trading market does not develop, you may not be able to resell the New Notes or may only be able to sell them at a substantial discount.

The consummation of the Exchange may be delayed or may not occur.

Consummation of the Exchange will be subject to the satisfaction of certain conditions, including, among others, that the Indenture is qualified under the Trust Indenture Act and that the New Notes will be fungible with the December 2011 Series B Notes for U.S. federal income tax purposes as of the closing date of the Exchange. Even if an exchange agreement is executed, the closing of the Exchange may be delayed for a significant period of time. Accordingly, you may have to wait longer than expected to receive New Notes in the Exchange, during which time you will not be able to effect transfers of your Outstanding Notes subject to the exchange agreement. In addition, if the Company concludes that any of the conditions to consummation of the Exchange will not be satisfied, it may terminate the exchange agreement by giving notice to you of such termination. Upon termination of the exchange agreement, any Old Notes that you have previously delivered for exchange will be returned to you and we will not be required to make any payment of any amount under the exchange agreement.

The consideration to be received in the Exchange Offer does not reflect any fairness valuation.

Our board of directors has made no determination that the consideration to be received in the Exchange represents a fair valuation of either the Outstanding Notes or the New Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Outstanding Notes.

Any obligations we have that mature prior to December 15, 2016 will be paid before the optional redemption date of the New Notes.

We have outstanding indebtedness, and may incur additional indebtedness from time to time, that is or may become due prior to the optional redemption date of the New Notes. In particular, the holders of the Outstanding Notes can require us to repurchase their notes on December 15, 2013, and the holders of other series of our convertible senior subordinated notes can require us to repurchase their notes on multiple dates prior to the optional redemption date of the New Notes.

The Outstanding Notes and other series of our convertible senior subordinated notes will be convertible at the option of the holder prior to the time the New Notes become convertible.

Except in limited cases, the New Notes are not convertible prior to June 15, 2016. The Outstanding Notes and other series of our convertible senior subordinated notes (other than the December 2011 Series B Notes) have or will become convertible prior to that date.

The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction.

If certain fundamental changes occur prior to December 15, 2016, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in such transaction. The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $50.00 per share or less than $8.04 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate.

Moreover, in no event will the total number of shares of common stock issuable upon conversion exceed 124.3781 per $1,000 principal amount of notes, subject to adjustment. The enforceability of our obligation to deliver the additional shares upon a fundamental change could be subject to general principles of reasonableness of economic remedies.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary does not address all of the U.S. federal income tax consequences that may be relevant to holders, nor does it address specific tax consequences that may be relevant to particular holders that are subject to special tax rules (including, for example, banks or financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, dealers in securities or currencies, traders who elect to mark to market their securities, pass-through entities (and investors in such entities), “controlled foreign corporations,” “passive foreign investment companies,” U.S. expatriates, U.S. holders that have a functional currency other than the U.S. dollar, individuals who are present in the United States for more than 183 days in the taxable year of the Exchange, persons subject to the alternative minimum tax and persons in special situations, such as those who hold Outstanding Notes or New Notes as part of a straddle, hedge, conversion transaction or other integrated investment).

U.S. Treasury Circular 230 Notice

The tax discussions contained in this Offer to Exchange were written for use in connection with the promotion or marketing of the transactions or matters addressed herein. These discussions were not intended or written to be used or relied upon, and cannot be used or relied upon, for the purpose of avoiding U.S. tax penalties. You should consult your own independent tax advisor in determining the tax consequences to you of participating in an Exchange or holding the notes or our common stock, including the application to your particular situation of the U.S. tax issues discussed, as well as the application of state, local, foreign or other tax laws.

U.S. Holders

The following is a summary of certain U.S. federal tax consequences of participating in an Exchange that generally will apply to you if you are a beneficial owner of Outstanding Notes or New Notes that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or (iii) any other person subject to U.S. net income taxation in respect of its investment in the Outstanding Notes (a “U.S. holder”).

An Exchange of Outstanding Notes for New Notes will constitute a significant modification of the Outstanding Notes (and therefore an exchange for U.S. federal income tax purposes) if the cash consideration paid to you in connection with the Exchange causes the yield on the New Notes to vary from the yield on the Outstanding Notes by more than 25 basis points, as determined for U.S. federal income tax purposes, or if based on all other facts and circumstances other than certain specified modifications, the legal rights and obligations that are altered and the degree to which they are altered are economically significant. We expect that one or more of these conditions will be satisfied and that an Exchange will be treated as a deemed exchange of the Outstanding Notes for New Notes for U.S. federal income tax purposes. In that case, the exchange of Outstanding Notes for New Notes will qualify as a recapitalization, in which case generally you will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized, which is the excess of the issue price of the New Notes (discussed below) and the amount of cash that you receive (excluding amounts attributable to accrued and unpaid interest) over your adjusted tax basis in the Outstanding Notes exchanged, or (ii) the amount of cash that you receive (excluding amounts attributable to accrued and unpaid interest). Such gain generally will be capital gain, except to the extent of market discount not previously included in income. Capital gain will be long-term capital gain if your holding period for the Outstanding Notes is more than one year at the time of the exchange. In addition, your holding period for the New Notes received will include your holding period for the Outstanding Notes exchanged, any market discount on the Outstanding Notes may be treated as market discount on the New Notes, and your initial tax basis in the New Notes will equal the adjusted tax basis of the Outstanding Notes immediately prior to the Exchange, decreased by the amount of cash received (excluding amounts attributable to accrued and unpaid interest) and increased by the amount of gain, if any, that you recognize in respect of the Exchange.

The issue price of a debt instrument received in an exchange depends upon whether either the debt instruments exchanged or the debt instruments received are “publicly traded” for U.S. federal income tax purposes. We believe that the Outstanding Notes are currently publicly traded and that the New Notes are likely to be publicly traded within the meaning of these rules, in which case the issue price of the New Notes will be their fair market value at the time of the Exchange.

Accrued and Unpaid Interest. Any amounts that you receive that are attributable to accrued and unpaid interest on the Outstanding Notes will be treated as ordinary income for U.S. federal income tax purposes to the extent not already taken into account.

The rules described above are complex, and their application will depend on the particular terms of any Exchange in which you participate and whether the Outstanding Notes or New Notes are publicly traded at that time. You should consult with your own tax advisor as to the consequences of any Exchange in which you participate, including the determination of whether the Exchange will be treated as a deemed exchange for U.S. federal income tax consequences, the issue price of New Notes treated as issued in a deemed exchange, the consequences to you of an Exchange that is not treated as a deemed exchange for U.S. federal income tax purposes, and the tax treatment of owning or disposing of the New Notes or our common stock.

Non-U.S. Holders

If you are not a U.S. holder, any gain realized by you on the exchange of Outstanding Notes for New Notes generally will not be subject to U.S. federal income or withholding tax. Cash consideration received by you in an Exchange that is treated as a deemed exchange for U.S. federal income tax purposes should be treated as part of the amount realized in the Exchange and therefore should not be subject to U.S. federal income or withholding tax.

Any amounts that you receive that are attributable to accrued and unpaid interest on the Outstanding Notes will be treated in the same manner as described in the offering memorandum for the Outstanding Notes.

You should consult your tax advisor to determine the tax consequences to you of receiving cash consideration for participating in an Exchange, including in the event that the Exchange is not treated as a deemed exchange for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

Unless you are an “exempt recipient” (generally, corporations and certain other persons who, when required, demonstrate their exempt status), you generally will be subject to information reporting with respect to the cash consideration received on the Exchange of Outstanding Notes for New Notes. You will also be subject to backup withholding on such amounts at a 28% rate if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable certification requirements. Backup withholding tax is not an additional tax and may be credited against your regular U.S. federal income tax liability or refunded by the IRS. You should consult your tax advisor regarding the application of these rules.

EXHIBIT B

WIRE AND DTC DELIVERY INSTRUCTIONS BY HOLDER

Delivery of Old Notes

Old Notes will be delivered via a DWAC withdrawal by the Holder:

CUISP#	682189AG0
Par	$

DTC#

Name of Issue:	ON Semiconductor 2.625% Convertible Senior Subordinated Notes due 2026

FAST Transfer Agent #:

Issuance of New Notes

New Notes will be delivered via DTC from the following account of the Trustee:

CUISP#	682189AH8
Par	$

Institution

DTC#

To the following account of the Holder:

Par	$

Name of Bank/Broker:

DTC#

Account#

Account Name:

Wire Instructions for payments:

Bank Name

Bank Address:

ABA#

Account#

Account Name:

Ref:

EXHIBIT C

INDENTURE GOVERNING THE NEW NOTES

(SEE ATTACHED)